Exhibit 99.1

MILWAUKEE, Dec 19, 2003 (BUSINESS WIRE) — Sensient Technologies Corporation (NYSE:SXT) today announced plans to improve its cost efficiency worldwide with primary emphasis on the Color Group. Under the plan, the Company intends to reduce headcount and improve the efficiencies of its operations. In addition, the Company plans to eliminate the expense associated with subsidizing certain postretirement programs. After the changes are fully implemented in 2004, Sensient expects to realize annual pre-tax savings of approximately $10 million.

“This plan is in response to continued softness within the Company’s food and beverage markets, primarily in North America. These moves will significantly reduce cost and increase the manufacturing efficiencies within the Company’s Color Group,” said Mr. Kenneth P. Manning, Sensient’s Chairman and Chief Executive Officer.

Sensient intends to record a charge of approximately $6 million in the 4th Quarter of 2003 to reflect expenses related to this program. The Company will also record a one-time benefit of approximately $13 million related to the elimination of its subsidy for postretirement programs.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Analysis of Operations & Financial Condition in our most recently filed annual report on Form 10-K for the year ended December 31, 2002, and quarterly report on Form 10-Q for the quarter ended September 30, 2003. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for inkjet inks, display imaging systems and other applications. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.